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                                                                       EXHIBIT 5


                         [Letterhead of Haythe & Curley]




                                  July 24, 1998




Novametrix Medical Systems Inc.
5 Technology Drive
Wallingford, Connecticut  06492

Dear Sir or Madam:

         We have acted as counsel for Novametrix Medical Systems Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 500,000 shares and 50,000 shares (collectively, the "Shares") of Common Stock which have been or are to be offered by the Company pursuant to, respectively, the Company's 1997 Long Term Incentive Plan and Employee Warrants Plan.

         In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion:

                  (1) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; and

                  (2) the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the respective plan and stock options or warrants duly granted or to be granted thereunder, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement.

                                       Very truly yours,